NATION ENERGY INC.

RPO Box 60610 Granville Park

Vancouver, British Columbia

Canada  V6H 4B9

Tel: 604-331-3399

Nation Energy Inc. Extends Closing of Transaction with Paltar Petroleum Limited

VANCOUVER, April 30, 2015 – Nation Energy Inc. (“Nation” or the “Company”) (OTCBB: NEGY) announces that it has amended its Amended and Restated Letter agreement dated November 27, 2014 (the “Letter Agreement”) with Paltar Petroleum Limited to extend the closing date.  As amended, the Letter Agreement contemplates a closing on or before July 15, 2015.

For further information, please contact the Company at 604-331-3399.